Exhibit 12.1

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
ENERGY XXI LTD

For purposes of computing the ratio of earnings to fixed charges, earnings (loss) is defined as pre-tax income (loss) before loss from equity investees plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees.

	Year Ended June 30,
	2015	2014 (Restated)		2013 (Restated)		2012 (Restated)		2011 (Restated)
	(Dollars in Thousands) (Unaudited)
Earnings:
Pre-tax income (loss) before loss from equity investees	$(3,030,223)	$58,376		$219,387		$585,347		$(52,141)
Fixed Charges	323,308	162,728		108,659		108,882		106,479
Total Earnings (loss)	(2,692,357)	254,791		342,071		710,156		70,957
Fixed Charges:
Interest expense	$300,061	$149,795		$101,761		$101,323		$95,778
Deferred financing fees	23,247	12,933		6,898		7,559		10,701
Total Fixed Charges	$323,308	$162,728		$108,659		$108,882		$106,479
Ratio of Earnings (Loss) to Fixed Charges(1)	—	1.36	x	3.02	x	6.38	x	0.51	x

(1) For the year ended June 30, 2015, earnings were inadequate to cover fixed charges and therefore the ratio has not been presented for this period. The coverage deficiency necessary for the ratio of earnings (loss) to fixed charges to equal 1.00x was approximately $3,030.2 million.

RATIO OF EARNINGS (LOSS) TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

ENERGY XXI LTD

For purposes of computing the ratio of earnings to combined fixed charges and preference dividends, earnings (loss) is defined as pre-tax income (loss) before loss from equity investees plus fixed charges less preference dividends. Fixed charges consist of interest expense, amortization of deferred financing fees and preference dividends.

	Year Ended June 30,
	2015	2014 (Restated)		2013 (Restated)		2012 (Restated)		2011 (Restated)
	(Dollars in Thousands) (Unaudited)
Earnings:
Pre-tax income (loss) before loss from equity investees	$(3,030,223)	$58,376		$219,387		$585,347		$(52,141)
Fixed Charges	337,666	196,415		122,684		124,809		123,098
	(2,692,357)	254,791		342,071		710,156		70,957
Less: Preference security dividend requirement	(14,358)	(33,687)		(14,025)		(15,927)		(16,619)
Total Earnings (loss)	$(2,706,715)	$221,104		$328,046		$694,229		$54,338
Fixed Charges:
Interest expense	$300,061	$149,795		$101,761		$101,323		$95,778
Preference security dividend requirement	14,358	33,687		14,025		15,927		16,619
Deferred financing fees	23,247	12,933		6,898		7,559		10,701
Total Fixed Charges	$337,666	$196,415		$122,684		$124,809		$123,098
Ratio of Earnings (Loss) to Combined Fixed Charges and Preference Dividends(1)	—	1.13	x	2.67	x	5.56	x	0.44	x

(1) For the year ended June 30, 2015, earnings were inadequate to cover fixed charges and therefore the ratio has not been presented for this period. The coverage deficiency necessary for the ratio of earnings (loss) to combined fixed charges and preference dividends to equal 1.00x was approximately $3,044.4 million.

The ratios of earnings (loss) to fixed charges and earnings (loss) to combined fixed charges and preference dividends for the fiscal years ended June 30, 2014, 2013, 2012, and 2011 were calculated based upon the restated financial statements reflected in the Annual Report on Form 10-K for the year ended June 30, 2015, which is incorporated by reference in this Prospectus.